Exhibit 10.10

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant customarily and actually treats as private or confidential.

August 20, 2015

Sammy Farah

[***]

Dear Sammy:

Turnstone Biologics, Inc. (the “Company”) is pleased to offer you employment on the terms and conditions set out in this letter agreement (“Agreement”).

Position and Start Date. Conditional on the closing of the Versant Series A financing, you will be employed by the Company in the position of President and Chief Executive Officer (“CEO”), reporting to the Company’s Board of Directors (the “Board”). We anticipate a start date of no later than one (1) month after closing of the Series A Financing, or such other later date as agreed in writing (the “Start Date”). Given the nature of the Company’s business, your job will evolve and change over time. Accordingly, the Company may add to or remove from your duties and responsibilities as circumstances change and this Agreement will continue to apply.

Full Time and Attention and Fiduciary. You shall devote full working time and attention and shall exert best efforts, knowledge, skill and energy in the performance of your duties with the Company. While an employee of the Company, you will not, without obtaining the prior written consent of the Company, assume any other employment or engage in any other business or occupation or become a director, officer, employee, agent or consultant for any other company, firm or individual. You will be a fiduciary of the Company and shall act at all times in the Company’s best interests.

Base Salary. Your base salary will be paid at a rate of $305,000.00 USD per annum, payable in arrears on a bi-weekly basis, subject to applicable deductions and tax withholding (the “Base Salary”). Your Base Salary will be reviewed annually by the Board. You will serve as a member of the Board of the Company without further compensation.

Incentive Bonus. You will also be eligible to receive an annual incentive bonus of thirty percent (30%) of the Base Salary paid to you in the relevant year, based on objectives to be determined by the Board within sixty (60) days of the Start Date.

Benefits. Currently, the Company does not offer employee health or insurance benefits in Canada. Until you relocate to Toronto, in lieu of health and insurance benefits or until, in the Company’s discretion, a plan is established for providing such benefits as may be offered to the Company’s employees from time to time (a “Benefits Plan”), the Company will provide you with a healthcare benefits stipend of $TBD, as a taxable benefit (“Healthcare Stipend”), the amount of which will be the cost of your US COBRA health plan subject to Board approval.

Equity Incentive Plan. You shall be eligible to participate in the Company’s Equity Incentive Plan, as approved by the Board and as amended from time to time (the “EIP”). You will be granted four per cent (4%) of the fully diluted shares of the Company post the Series A financing, and the vesting of such shares shall be subject to the terms of the EIP. The EIP will contain provisions regarding the acceleration of vesting in the event of a “Sale of the Company” (as such term is defined in the EIP).

Vacation. You will be entitled to four (4) weeks’ vacation with pay per year during your employment, which vacation must be taken at a time convenient to the Company. You are expected to use your full vacation allotment each year and to not carry forward any unused vacation time from one year into the next.

Location. As President and CEO you will establish your office at the Company’s offices in Toronto. For the first nine (9) months or upon successful resolution of your spouse’s immigration issues, whichever is first, you will reside in a major US city on the East Coast, following which you will relocate to Toronto. During this transition period you will be available in the Toronto office 75% of your time if needed.

Immigration. To assist you in becoming eligible to work in Canada, the Company will provide you with immigration services support.

Relocation Expenses. The Company will reimburse your relocation from California to Toronto via New York City, including reasonable household moving expenses, content insurance, household incidentals and legal costs. In addition to support locating a local residence, we will cover the costs for two visits for you and your spouse including flights, hotels and meals. All expenses are intended to be cost neutral and will be capped at $100,000.00 CDN. Reimbursement of relocation expenses is conditional upon you: (i) first obtaining and submitting to the Company for its approved quotations of any relocation expense estimated to be in excess of $5,000 CDN prior to incurring any such expense; and (ii) submitting, with your reimbursement request(s), receipts or other documentation satisfactory to the Company itemizing the actual relocation costs that you incurred.

Should you resign prior to moving to Toronto or unilaterally decide not to move to Toronto, you will be required to repay to the Company all relocation expense payments that you received to that point. For clarity, if the Board decides or agrees that you are not required to move to Toronto, you will not be required to repay such relocation expense payments.

Accommodation. Until such time as you are relocated to Toronto, Turnstone will provide you with a monthly fee of $4,000.00 USD to cover out of pocket accommodation and travel expenses.

Confidentiality and Proprietary Property. As a condition of this employment offer, you are required to sign the attached Confidentiality of Information and Ownership of Proprietary Property Agreement (the “CIOPP Agreement”) prior to the Start Date.

Company Policies. During your employment, you are required to familiarize yourself and operate according to any Company policies as they may be established or amended from time to time. You acknowledge and agree that such policies form part of the terms and conditions of your employment.

Termination of Employment.

The date on which your employment will end as specified in the written notice of termination of employment provided by the Company, with or without Cause, or by you, as the case may be, will be your termination date (the “Termination Date”).

Termination by the Company for Cause. The Company may terminate this Agreement and your employment at any time for Cause, as defined below, without providing you with advance notice of termination, pay in lieu of such notice, or any form of severance pay, unless required by applicable employment standards legislation, including the Ontario Employment Standards Act, 2000, as amended or replaced all such legislation referred to as the “ESA”). The Company will only pay your Base Salary up to the date of termination and accrued vacation pay up to the date of termination or vacation pay owing under the ESA, and will comply with any obligations under the ESA.

For purposes of this Agreement, “Cause” means, the occurrence of any of the following as determined in good faith by the Board:

(a)	your breach of a material term of this Agreement or the Confidentiality and Intellectual Property Agreement;

(b)	your fraud or dishonesty in connection with your employment, or which otherwise adversely impacts the reputation of the Company;

(c)

you or any member of your immediate family making personal profit out of or in connection with a transaction or business opportunity to which the Company is involved or otherwise associated with, without making disclosure to and seeking the prior written consent of the Company;

(d)	your failure to comply with any Company rules or policies of a material nature;

(e)	your willful and continued failure to substantially perform your job duties, within ten (10) calendar days of receiving written notice of such disobedience from the Company;

(f)	your actions or omissions constituting gross misconduct or negligence in connection with Company business.

Termination by the Company without Cause.

(a) Separation Package. The Company may terminate your employment at any time, without Cause and without prior notice, and will provide you with a separation package equal to:

(i)	the termination and severance payment required by the ESA, plus

(ii)	three (3) months of Base Salary minus the amount paid under (i), plus

(iii)	one (1) month of Base Salary per completed year of service.

provided that the resulting severance package shall not be more than the greater of six (6) months’ Base Salary or the termination and severance pay required by the ESA (the “Separation Package”). However, if there is a “Sale of the Company”, as defined in the EIP, and you are subject to termination within twelve (12) months of the Sale of the Company, the Separation Package shall be the greater of six (6) months’ Base Salary or the termination and severance pay required by the ESA. The Separation Package shall be payable by means of salary continuance until the date on which the final payment owing under the Separation Package has been made (the period of time between the termination date and the date of the final payment under the Separation Package shall be known as the “Continuance Period”) or you obtain alternative employment, whichever is the earlier. For the purposes of this Agreement, alternative employment shall include self-employment.

(b) Obligation to Mitigate. You shall make reasonable attempts to mitigate damages by diligently searching for alternative employment during the Continuance Period, and shall immediately notify the Company in writing once alternative employment has been obtained. You agree to promptly respond to all Company inquiries regarding your search for alternative employment.

(c) Lump Sum. In the event that you obtain alternative employment within the Continuance Period, the payments under (a) shall cease and you will be provided with a lump sum payment equivalent to the greater of (i) any unpaid termination and severance pay under the ESA, or (ii) fifty per cent (50%) of the balance of the Separation Package owing as of the date on which your alternate employment begins.

(d) Continuation of Certain Benefits. Benefits will be provided as required by the ESA. Additionally, you will continue to receive the Healthcare Stipend or, as the case may be, coverage under a Benefits Plan subject to the terms of the Benefits Plan, for the duration of the Continuance Period, or until the date on which you, begin alternate employment, whichever occurs first. Both short and long term disability benefits coverage will be discontinued as soon as permitted by the ESA.

(e) Separation Package Deemed Reasonable and Sufficient and ESA Compliance. You acknowledge that the Separation Package provided pursuant to this Agreement supersedes and replaces any and all rights to reasonable notice of termination that you might otherwise be entitled to at common law. You agree that the payments include all amounts owing for termination and/or severance pay under any contract, common law or otherwise. Except as set out above, you will not be entitled to any other allowance, vacation pay, bonus, or the issuance or vesting of stock or stock options. In all cases, the Company will fully comply with the ESA. If the business of the Company is sold and the purchaser offers you comparable employment which you fail to accept, the Separation Package will not be provided to you and your entitlement will be as set out in the ESA.

(f) Non-Disclosure. Except as required by law, you agree not to disclose the terms or the nature of Separation Package, save and except to your immediate family, legal and financial advisors, and as may be required by law.

(g) Compliance with Covenants. The Company’s obligation to pay the Separation Package is conditional upon your ongoing compliance with the post-employment covenants contained in this Agreement. In the event that you breach the post-employment covenants contained in this Agreement:

(i)	you will remain bound by all the terms of this Agreement;

(ii)

the payments made pursuant to this Separation Package will automatically cease, and you will be required to return any payments already made pursuant to the Separation Package except as may be required to comply with the ESA;

(iii)	the Company will be under no further obligation to pay to you any payments under the Separation Package subject to any payments that may be required to satisfy the ESA; and

(iv)	the Company may seek injunctive or other relief.

(h) Cooperation. The Company’s obligation to pay the Separation Package is conditional upon:

(i)

your continued performance of your assigned duties and responsibilities in a fully satisfactory manner in accordance with the Company’s expectations while actively employed with the Company. This includes co-operating with the Company at all times to ensure the efficient and amicable transition of the duties and responsibilities of your position to the successor; and

(ii)

you continuing, in good faith, to be available and to provide whatever reasonable assistance may be required by the Company from time to time with respect to matters with which you were involved during your employment. The Company will reimburse you for reasonable out-of-pocket expenses incurred in connection with such assistance.

(i) Full and Final Release. The Company’s obligation to pay the Separation Package is conditional upon you signing, in the presence of a witness, a full and final release in a form satisfactory to the Company, and delivering an original executed copy of the full and final release to the Company on the termination date.

(j) Effect of Non-Compliance. If you do not comply with your obligations under this Agreement or fail to execute the full and final release, you will not be entitled to the Separation Package and will instead receive only such payments and other arrangements as are required by the ESA.

Resignation. You may resign, upon giving a minimum of sixty (60) days’ advance written notice to the Company (the “Resignation Period”). The Company may, at is discretion, in writing, waive in whole or in part such notice and, in such case, the Resignation Period shall end on the date selected by the Company. You will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to your last day of active service with the Company. During the Resignation Period:

(i)	you will be expected to work and complete any transitional activities required by the Company;

(ii)

the Company may at any time relieve you, in its sole discretion, from all or any of your duties and powers (which may include requiring you to perform any modified duties at such locations as the Company may require) for such periods and on such terms as it considers expedient;

(iii)

the Company may require that you remain away from all or any of the Company’s premises and have no business contact with all or any of the Company’s agents, employees, customers, clients, distributors and suppliers;

(iv)

regardless of whether or not the Company relieves you from all or any of your duties and powers, during the Resignation Period you will be paid your Base Salary, and your will continue to receive the Healthcare Stipend or, as the case may be, participate in a Benefits Plan, in accordance with this Agreement; your employment will continue and you will continue to be bound by your obligations under this Agreement (including his obligation to cooperate in transitional matters);

(v)

you will keep your resignation confidential and will not disclose your resignation or any post-employment activities and will not permit any third party to disclose your resignation or post-employment activities without first obtaining written permission from the Company; and

(vi)	you will be prohibited from engaging in any other employment.

For the purposes of your post-employment obligations, termination of your employment shall be deemed to occur on the last day of the Resignation Period.

You will cooperate with the Company in formulating an announcement of your departure from the Company.

Actions Required upon Termination.

(a) Resignations. In the event that your employment is terminated for any reason, you agree to resign effective on the Termination Date from any officer or directorship held with the Company, or other directorship held as a result of your employment with the Company. You shall, at the request of the Company, forthwith execute any and all documents appropriate to evidence such resignations.

(b) Return of Company Property. You shall return to the Company at the Company’s pre-approved expense and method of shipment, promptly, upon the termination of your employment, irrespective of the time, manner or cause of termination, all property used by you in the performance of your duties and all other property in your possession or control belonging to the Company or any subsidiary or associated company, including, without limitation, computer disks, company documents and copies thereof, cell phones, lap tops, PDA’s and company keys.

Employee Covenants.

(a) Non-Solicitation. You agree that you shall not, without the prior written consent of the Company, during your employment and at all times following the Termination Date while you are receiving the Separation Package (collectively, the “Resignation Period”), either on your own behalf or on behalf of any other person or entity: (i) directly or indirectly solicit, direct or attempt to divert the service of or entice away any person employed by or otherwise providing services or supplies to the Company; or (ii) directly or indirectly solicit, direct or attempt to direct or divert any client, customer or prospective customer of the Company (a prospective customer shall include any entity which has been directly approached or solicited by the Company or its representatives within twelve (12) months of the Termination Date) to any competitor by direct or indirect inducement or otherwise. Your obligations contained in this paragraph shall survive the termination of this Agreement.

(b) Non-Competition. You further agree that during your employment and the Restrictive Period you will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, partner, stockholder (except as a stockholder owning less than one percent (1%) of the shares of a corporation whose shares are traded on a national securities exchange) or participant in any business entity other than the Company or its affiliates, compete with, participate or engage in any business or employment that competes with the business or reasonably anticipated business of the Company of its affiliates, specifically the research, development or commercialization of Oncolytic virus vaccines for cancer affecting humans or animals (hereafter the “Business of the Company”) anywhere in the United States or Canada, unless expressly approved by the Company in writing, and you will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company. Your obligations contained in this paragraph shall survive the termination of this Agreement.

(d) Non-Disparagement. You agree that you will not make at any time, either during your employment or at any time after the Termination Date, any statement or permit or authorize any statement to be made which is calculated or reasonably likely to damage the reputation or cause other damage to the Company, any subsidiary or associated company or its or their employees, officers or directors. Your obligations contained in this paragraph shall survive the termination of this Agreement.

Offer Conditional on Financing. As stated above, this offer of employment is conditional on the closing of the Versant Series A financing.

Entire Agreement. By signing this offer of employment, you agree that the terms and conditions set out in the Agreement, including the attached Intellectual Property and Confidential Information Agreement, constitutes the entire agreement between us with respect to your employment with the Company and no other representations, negotiations or conditions, either verbal or written, shall be of any force or effect except as expressly agreed to in writing between us. In particular, you acknowledge and agree that any prior employment agreements entered into between you and the Company are no longer of any force or effect.

Changes to Agreement. Modifications or amendments to this Agreement must be in writing and signed by both the Company and you. You specifically acknowledge that your continued employment shall be sufficient consideration supporting any future modifications or amendments to this Agreement.

Severability. The various parts, paragraphs, phrases and sentences in the Agreement are severable and if any paragraph, phrase, sentence or identifiable part is held to be invalid, void or unenforced by any court, tribunal or other body or person of competent jurisdiction, this shall not affect the validity or enforceability of the remaining provisions or identifiable parts.

Assignment. The rights which accrue to the Company under this Agreement shall pass on to its successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or to which it may transfer substantially all of its assets.

Withholding. All payments under this Agreement are in Canadian currency and shall be subject to applicable tax withholding and applicable deductions.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada in force in the Province of Ontario without reference to its conflicts of laws principles, and Ontario shall be the forum for any dispute arising under this Agreement.

Please indicate your agreement to these terms by signing below, returning one signed copy of this Agreement together with a signed copy of the attached Intellectual Property and Confidential Information Agreement to the Company, and retaining one copy of each agreement for your records.

Yours very truly,

Per:	/s/ Jeff Courtney
Name:	Jeff Courtney
Title:	President

I acknowledge that I have read and understand the terms and conditions contained in this Agreement, and that the Company has provided a reasonable opportunity for me to seek independent legal advice prior to executing this Agreement. I voluntarily accept and agree to abide by the terms of employment with the Company, as set out in this Agreement.

Dated Aug 20, 2015.

Signature:	/s/ Sammy Farah
Name:	Sammy Farah